Exhibit 5.1

February 26, 2007

Synova Healthcare Group, Inc.

1400 North Providence Road

Suite 6010

Media, PA 19063

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special Nevada counsel to Synova Healthcare Group, Inc., a Nevada corporation (the “Company”), for the purpose of issuing this opinion letter in connection with the Company’s filing of a registration statement on Form SB-2, together with any amendments thereto (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 10,106,034 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”).

We understand that the Shares consist of (i) 9,991,983 shares of Common Stock (the “Purchase Agreement Shares”) that are issuable upon the conversion of certain of the Company’s 6.5% Senior Convertible Promissory Notes due January 12, 2012 (the “Notes”) that were issued by the Company pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 12, 2007, among the Company and the persons identified on the signature pages thereof as the “Purchasers”; and (ii) 114,051 shares of Common Stock (the “Placement Agent Shares”) that are issuable pursuant to the exercise in part of a placement agent warrant (the “Placement Agent Warrant”) pursuant to a letter agreement, dated August 10, 2006, between the Company and BMO Capital Markets Corp. (the “Letter Agreement” and, collectively with the Purchase Agreement, the “Agreements”). We further understand that the Shares are to be offered and sold exclusively by shareholders of the Company pursuant to the Registration Statement (assuming conversion of certain of the Notes and partial exercise of the Placement Agent Warrant, as stated above), with none of the proceeds of such sales being paid to the Company.

This letter is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B, each as promulgated by the Commission.

GORDON & SILVER, LTD.

ATTORNEYS AT LAW

Synova Healthcare Group, Inc.

February 26, 2007

In the capacity stated above, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as furnished to us by the Company; (ii) the Agreements; (iii) the Notes; (iv) the Placement Agent Warrant; (v) a Secretary’s Certificate of the Company, dated February 21, 2007 (the “Secretary’s Certificate”); (vi) a Certificate of Existence with Status in Good Standing, dated January 11, 2007, issued by the Secretary of State of the State of Nevada (the “Secretary of State”) with respect to the Company; (vii) the articles of incorporation of the Company, certified by the Secretary of State as of December 26, 2006 and certified by the Secretary of the Company as of February 21, 2007 (the “Articles of Incorporation”); and (viii) the bylaws of the Company, certified by the Secretary of the Company as of February 21, 2007 (the “Bylaws”).

In addition, without independent verification or investigation, we have reviewed and relied upon statutes, published rules and regulations of State of Nevada governmental authorities, published judicial decisions of courts located in the State of Nevada interpreting or applying the same, and other official interpretations as we deemed necessary or appropriate for the purpose of issuing this letter. Without independent verification or investigation, we have also relied on the accuracy of the factual matters contained in the Secretary’s Certificate, the Agreements and the Registration Statement.

We have assumed (i) the authenticity of any and all documents submitted to us as originals; (ii) the genuineness of all signatures on documents submitted to us; (iii) the legal capacity of natural persons executing all relevant documents; (iv) the accuracy and completeness of all records reviewed by us; (v) the veracity as of the date of this letter of all certificates, records or other documents and other instruments furnished to us even if they were issued on an earlier date (without independently verifying the statements made therein or investigating the basis for the representations contained therein); (vi) the issuance by the Company of the Notes in accordance with the Purchase Agreement, against delivery of the consideration therefor specified in the Purchase Agreement; (vii) the issuance by the Company of the Placement Agent Warrant, in accordance with the Letter Agreement, against delivery of the consideration therefor specified in the Letter Agreement; (viii) that the Notes and the Placement Agent Warrant constitute valid and binding obligations of the Company; (ix) the conformity to the originals of all documents submitted to us as copies; (x) no changes in applicable law between the date of this letter and the date of the events that are the subject of this letter; and (xi) the effectiveness of the Registration Statement under the Act.

Based on our review and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Purchase Agreement Shares are duly authorized, and if and when the Purchase Agreement Shares are issued, in accordance with the terms of the Purchase Agreement and the Notes, against delivery of the Notes pursuant to their conversion into the Purchase Agreement Shares, the Purchase Agreement Shares will be legally issued, fully paid and non-assessable.

GORDON & SILVER, LTD.

ATTORNEYS AT LAW

Synova Healthcare Group, Inc.

February 26, 2007

2.	The Placement Agent Shares are duly authorized, and if and when the Placement Agent Shares are issued, in accordance with the terms of the Letter Agreement and the Placement Agent Warrant, against delivery of the consideration for the Placement Agent Shares as specified in the Letter Agreement and the Placement Agent Warrant, the Placement Agent Shares will be legally issued, fully paid and non-assessable.

We are licensed to practice law in the State of Nevada and the opinions herein are expressly limited to the laws of the State of Nevada, including all applicable provisions of Nevada statutes and the Constitution of the State of Nevada and published decisions of Nevada courts interpreting those provisions. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the laws of the State of Nevada as currently in effect.

This letter is being delivered to the Company in connection with the Company’s filing of the Registration Statement with the Commission and may not be used or relied upon for any other purpose.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated under the Act.

The opinions herein are rendered as of the date of this letter and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may come to our attention and that may alter, affect or modify any of such opinions. The opinions herein are expressly limited to the matters set forth above and we render no opinion, by implication or otherwise, as to any other matters relating to the Company, the Agreements, the Registration Statement, the Shares or any securities other than the Shares.

This letter is issued in the State of Nevada and by issuing this letter, we shall not be deemed transacting business in any other state. Furthermore, we do not consent to the jurisdiction of any state or local governmental authority other than the State of Nevada.

Very truly yours,

/s/ Gordon & Silver, Ltd.

GORDON & SILVER, LTD.